Exhibit 5.1

[Letterhead of Womble Carlyle Sandridge & Rice, LLP]

August 1, 2012

BNC Bancorp

1226 Eastchester Drive

High Point, North Carolina 27265

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to BNC Bancorp, a North Carolina corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”), related to the potential resale from time to time by certain securityholders of the Company (the “Selling Securityholders”) of the following securities of the Company: (i) 31,260 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share (the “Series A Preferred Stock”); (ii) a Warrant to Purchase Common Stock, dated December 5, 2008 (the “Warrant”), entitling the holder thereof to purchase up to 543,337 shares of the Company’s common stock, no par value per share (the “Common Stock”) at an exercise price of $8.63 per share; and (iii) 543,337 shares of Common Stock underlying the Warrant (the “Warrant Shares”; and together with the Series A Preferred Stock and the Warrant, the “Securities”). The Company issued the Series A Preferred Stock and the Warrant on December 5, 2008, to the United States Department of the Treasury (“Treasury”) as part of Treasury’s Troubled Asset Relief Program Capital Purchase Program in a private placement exempt from the registration requirements of the 1933 Act. This opinion is provided pursuant to the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K of the Commission.

As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s articles of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the Securities, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (c) the proper issuance and accuracy of certificates of public officials and representatives of the Company. We have also assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) have become effective and will continue to be effective at the time of the resale of any Securities; (ii) if necessary, a prospectus supplement will have been prepared and filed with the Commission describing any Securities offered thereby or any Selling Securityholders; (iii) all Securities will be sold in the manner stated in the Registration Statement and, if necessary, the applicable prospectus supplement; and (iv) at the time of the offering, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Securities.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that (i) the Series A Preferred Stock and the Warrant are validly issued, fully paid and nonassessable; and (ii) upon exercise in accordance with the terms of the Warrant, the Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions provided above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors (including, without limitation, the effect of statutory or other laws regarding preferential transferees); and (ii) the effect of general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought.

This opinion is limited to the laws of the State of North Carolina, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters” in the prospectus included as a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Carlyle Sandridge & Rice, a Limited Liability Partnership